Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000
For more information: Jeryl Desjarlais Communications Manager (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE December 8, 2010

CELADON GROUP, INC. SECURES NEW $50 MILLION
CREDIT FACILITY

INDIANAPOLIS, IN – Celadon Group, Inc. (NYSE-CGI) today announced that it has closed a $50 million five-year, revolving credit facility agented by Bank of America.  The facility will be used to refinance the Company’s existing credit facility and provide for ongoing working capital needs and general corporate purposes.  Bank of America served as the lead arranger in the facility and Wells Fargo Bank also participated in the new facility.  The new facility matures on December 7, 2015 and currently bears interest at the option of the Company at LIBOR plus 75 basis points or the prime rate plus zero basis points.

Paul Will, President and Chief Operating Officer stated, “We believe the facility allows for additional growth at reduced costs.  The facility should provide the Company with increased liquidity and flexibility to continue to execute on our business plan.”

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and TruckersB2B (www.truckersb2b.com) which provides cost savings to member fleets.

This press release and the conference announced may contain forward-looking statements made by the Company that involve risks, assumptions and uncertainties that are difficult to predict. Investors are directed to the information contained in Item 7A (“Quantitative and Qualitative Disclosures About Market Risk”) of Part II of the Company’s Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission, for a discussion of the risks that may affect the Company’s future operating results. Actual results may differ.

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